Exhibit 99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp Reports First Quarter Operations,
With Assets Reaching $1.9 Billion

Rancho Cucamonga, Calif., April 20, 2006 -- Vineyard National Bancorp (the “Company”) (NASDAQ: VNBC), and its subsidiary Vineyard Bank (the “Bank”), today reported earnings for the quarter ended March 31, 2006 of $4.2 million, or $0.42 per diluted share, compared with net earnings of $4.4 million, or $0.45 per diluted share, for the quarter ended March 31, 2005. The results of the first quarter of 2006 were impacted by the growth of the loan portfolio and the corresponding provisions for probable loan losses, and the elevated levels of expenses related to the infrastructure put into place in late 2005. The return on average common equity was approximately 18.3% for the period, as compared to 21.0% for the corresponding period in the prior year.

FIRST QUARTER 2006 OPERATING HIGHLIGHTS

- Total assets were $1.9 billion at quarter-end March 2006, an increase of $148.6 million, or 9% over the year-end 2005 level, and an increase of $435.8 million, or 31% over the same period in 2005;

- Total loans, net of unearned income, were $1.5 billion at quarter-end March 2006, an increase of $146.4 million or 11% over the year end 2005 level, and an increase of $441.8 million, or 41% over the same period in 2005;

- Provision for probable loan losses for the quarter ended March 2006 was $1.2 million, as compared with $536,000 for the quarter ended December 2005 and no provision for the quarter ended March 2005. The Company recorded no net charge-offs for each respective period;

- Loan portfolio composition remained relatively unchanged during the quarter as compared to year-end 2005, and year over year;

- Total deposits were $1.4 billion at quarter-end March 2006, an increase of $104.1 million, or 8% over year-end 2005, and an increase of $333.9 million or 32% over the same period in 2005;

- Non-interest bearing demand deposits were $174.0 million at quarter-end March 2006, an increase of $19.3 million or 12% over year-end 2005, and an increase of $49.4 million or 40% over the same period in 2005.

- Leveraging of infrastructure improved the operating efficiency ratio to 58% for the quarter-end 2006 as compared to 60% for the quarter ended December 2005;

“The Company’s first quarter operations met management’s expectations, as we benefited from the investments made in people and infrastructure late last year. Core earnings are expected to follow the growth in earning assets as we move into 2006,” stated Norman Morales, President and Chief Executive Officer. “Leveraging our investments is our top priority, driven by our efforts to provide lower-cost core deposit growth, and balanced lending efforts. Our growth in earning assets by over $130 million in three months, while protecting our net interest margin in this competitive marketplace, was a significant effort. Reducing our funding costs, while providing sufficient growth liquidity for our lending specialties, is our top strategic initiative.”

Market Sensitivity:

Management has assessed the impact of increasing market interest rates on the Company’s net interest income and net interest margin, and believes that the existing composition of its balance sheet and sensitivity to market rate changes will have no measurable impact to its operations and the ultimate impact upon the product lines that are offered in the Company’s communities.

The Company is not an originator of single family residential mortgages for resale into the secondary marketplace and the recent rise in mortgage interest rates had no direct impact to its operating income.

The Company principally operates its lending activities within the Inland Empire region of Southern California, and the coastal communities of Los Angeles, Orange, Marin and San Diego counties.  The Inland Empire region is one of the fastest growing areas in California driven by affordable housing and commercial income property development.  Residential coastal construction continues to be supported by continued strong demand for high-end housing due to scarcity of product and regional wealth creation.

Management has also reviewed the levels of investment made into the Company’s infrastructure in order to support its efforts, specifically in generating lower cost deposits at the levels required to support its growth, and believes that the increases made in personnel, technology, facilities and marketing support should be adequate to support its efforts for the balance of 2006.

OPERATING RESULTS

For the quarter ended March 2006, the Company’s net interest income before its provision for loan losses was $18.8 million, an increase of $3.7 million and 25%, as compared to the same period in 2005. These results produced a net interest margin of 4.45% for the period, a slight decrease as compared to 4.57% for the quarter ended December 2005 and 4.61% for the comparable period in 2005.

The decrease in the net interest margin was attributable more to the expansion of the Company’s income property and business banking lending and the yields they produce, than to the recent changes in market interest rates. The Company’s efforts continue to be focused on the measured growth of its loan and deposit portfolios in the desired compositions.

Other operating income for the quarter ended March 31, 2006 was $0.9 million, or 16% less than the same period in 2005.  Decreased revenue related to lower depository service charges and to the Company’s SBA operations were the principal reasons for the reduced level in other income. In order to increase its SBA production capacity, the Company has added additional business development personnel in new geographic markets.

Total net revenues (net interest income before provision for loan losses and other operating income) for the quarter ended March 2006 increased by $3.6 million or 22% as compared to the same period in 2005.

Credit quality continues to remain strong, with minimal nonperforming loans and net charge-offs expressed as a percentage of gross loans at 0.06% and 0.00% for the quarter-end March 2006, respectively. Both of these credit quality measurements compare favorably to the Western peer group of similarly sized banks.

The Company’s continued growth of its loan portfolio necessitated a provision for loan losses in the amount of $1.2 million for the quarter ended March 2006, as compared to no provision for the same period in 2005.  This contributed to the increase of the allowance for loan losses to $15.0 million, or 1.0% of gross loans outstanding at quarter end.  The Company reclassified the off-balance sheet portion of the allowance for loan losses to reserve for unfunded loan commitments at year end 2005, principally related to undisbursed construction commitments. The reserve for unfunded loan commitments was $1.4 million as of the quarter end March 2006, an increase from the $1.3 million level at year-end 2005. This reserve is recorded in “other liabilities” on the Company’s Consolidated Balance Sheet and the related expense is recorded in the Company’s Consolidated Statement of Earnings under “other operating expenses.” The aggregate amount of allowance for loan losses is $16.4 million, or 1.1% of gross loans at quarter-end March 2006 as compared to the same levels of percentages at year-end 2005.

Total operating expenses for the quarter ended March 2006 were $11.3 million, an increase of $2.8 million or 33% over the same period in 2005. Total operating expenses for the quarter ended December 2005 were $12.0 million. Costs associated with salaries, cash incentives and benefits for the quarter ended March 2006 were $6.5 million, representing over 50% of total operating costs, a consistent ratio for each of the last five quarters. Occupancy and equipment expenses for the quarter ended March 2006 were $2.1 million, an increase of $0.6 million or 38% over the same period of 2005 and unchanged from the levels for the fourth quarter 2005. The increases are attributable to the costs of the new banking centers placed into operation within the last year, as well as the Company’s new administrative and operations center located in Corona.

The Company’s efficiency ratio, which measures the relationship of total operating expenses and total operating income, was 58% for the quarter ended March 2006, as compared with 53% for the same period in 2005. The efficiency ratio for the quarter ended December 2005 was 60%. The leveraging of the increased infrastructure put in place at the end of 2005 and early 2006 is expected to allow the Company to benefit more from the increases in earning-asset growth without proportional increases in operating expenses for the remainder of this operating year.

For the quarter ended March 2006, the Company’s income tax provision was $3.0 million as compared to $3.2 million in the same period in 2005, producing effective tax rates of 41.7% and 41.8%, respectively.

The Bank continues to be “well-capitalized” pursuant to the guidelines established by regulatory agencies.  To be considered “well-capitalized” an institution must have total risk-based capital of 10% or greater, and a leverage ratio of 5% or greater.  The Bank’s total risk-based and leverage capital ratios were 12.3% and 11.5% at March 31, 2006, respectively.

As a continuing component to its Shareholders’ Relations Program, the Company has prepared a presentation describing its operating performance and strategies.  The presentation may be accessed at www.vnbcstock.com.

The Company operates the Bank, a community bank principally located in the Inland Empire region of Southern California.  The Bank operates twelve full-service banking centers located in Rancho Cucamonga, Chino, Corona, Crestline, Diamond Bar, Irvine, Irwindale, Lake Arrowhead, La Verne, Manhattan Beach, San Diego, and San Rafael in addition to loan production offices in Anaheim, Carlsbad and Westlake Village, California.  Shares of the Company’s common stock are traded on the NASDAQ National Market System under the ticker symbol VNBC.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently unreliable and actual results may vary.  Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Shareholder Relations
1260 Corona Pointe Court, Corona, California 92879  Tel: (951) 271-4232  Fax: (951) 278-0041
Email address: shareholderinfo@vineyardbank.com

VINEYARD NATIONAL BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share amounts)

	March 31, 2006		December 31, 2005		$ Change	% Change
	(unaudited)		(audited)

Assets
Loans	$1,519,513		$1,373,099		$146,414	11%
Less allowance for loan losses	(15,000)		(13,762)		(1,238)	9%
Net Loans	1,504,513		1,359,337		145,176	11%

Investment securities	254,139		267,849		(13,710)	-5%
Total Earnings Assets	1,758,652		1,627,186		131,466	8%

Cash and cash equivalents	42,799		28,630		14,169	49%
Premises and equipment, net	19,352		19,192		160	1%
Other assets	41,402		38,630		2,772	7%
Total Assets	$1,862,205		$1,713,638		$148,567	9%

Liabilities and Stockholders' Equity
Liabilities
Deposits
Noninterest-bearing	$173,975		$154,664		$19,311	12%
Interest-bearing	1,207,110		1,122,348		84,762	8%
Total Deposits	1,381,085		1,277,012		104,073	8%

Federal Home Loan Bank advances and other borrowings	259,000		224,000		35,000	16%
Subordinated debt	5,000		5,000		-	0%
Junior subordinated debentures	96,913		96,913		-	0%
Other liabilities	18,901		10,728		8,173	76%
Total Liabilities	1,760,899		1,613,653		147,246	9%

Stockholders' Equity
Common stock equity	104,029		101,869		2,160	2%
Preferred stock equity	9,665		9,665		-	0%
Unallocated ESOP shares	(6,169)		(6,304)		135	-2%
Cumulative other comprehensive loss	(6,219)		(5,245)		(974)	19%
Total Stockholders' Equity	101,306		99,985		1,321	1%
Total Liabilities and Stockholders' Equity	$1,862,205		$1,713,638		$148,567	9%

Total non-performing loans/Gross loans	0.06%	(1)	0.07%	(1)

Number of shares of common stock outstanding	9,169,468	(2)	9,159,203	(2)

Net book value of common stock (3)	$9.99		$9.86
Net book value of common stock,
excluding other comprehensive loss (3)	$10.67		$10.43

(1) Total non-performing loans include non-accrual loans and accrual loans that are more than 90 days past due.
(2) Number of shares of common stock outstanding at March 31, 2006 and December 31, 2005 excludes 262,771 and 268,487 unreleased and unallocated ESOP shares, respectively.
(3) Net book value of common stock is calculated by dividing stockholders' equity available to common shareholders by the number of shares of common stock outstanding at period-
end. The net book value of common stock, excluding other comprehensive loss eliminates cumulative other comprehensive loss from the numerator.

VINEYARD NATIONAL BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005	$ Change	% Change
	(unaudited)	(unaudited)
Interest Income
Loans, including fees	$31,175	$19,716	$11,459	58%
Investment securities	3,072	2,978	94	3%
Total Interest Income	34,247	22,694	11,553	51%

Interest Expense
Deposits	10,516	5,397	5,119	95%
Other borrowings	4,980	2,295	2,685	117%
Total Interest Expense	15,496	7,692	7,804	101%

Net Interest Income	18,751	15,002	3,749	25%
Provision for loan losses	1,200	-	1,200	100%
Net interest income after provision for loan losses	17,551	15,002	2,549	17%

Other Income
Fees and service charges	277	381	(104)	-27%
Gain on sale of SBA loans and SBA broker fee income	544	657	(113)	-17%
Other income	110	75	35	47%
Total Other Income	931	1,113	(182)	-16%

Gross Operating Income	18,482	16,115	2,367	15%

Operating Expenses
Salaries and benefits	6,501	4,924	1,577	32%
Occupancy and equipment	2,118	1,539	579	38%
Other operating expense	2,730	2,058	672	33%
Total Operating Expenses	11,349	8,521	2,828	33%

Earnings before income taxes	7,133	7,594	(461)	-6%
Income tax provision	2,972	3,177	(205)	-6%
Net Earnings	$4,161	$4,417	$(256)	-6%

Weighted average shares outstanding used in
diluted EPS calculation	9,516,946	9,745,300

Earnings per common share
Basic	$0.43	$0.47	$(0.04)	-9%
Diluted	$0.42	$0.45	$(0.03)	-7%

Efficiency Ratio (4)	58%	53%

(4) The efficiency ratio is calculated by dividing total operating expenses by net interest income before provision for loan losses plus total other income.

VINEYARD NATIONAL BANCORP AND SUBSIDIARY
FINANCIAL PERFORMANCE
(unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2006			2005
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets
Gross loans	$1,440,184	$31,175	8.78%	$1,039,428	$19,716	7.69%
Investment securities (5)	270,524	3,072	4.55%	281,178	2,978	4.30%
Total interest-earning assets	1,710,708	34,247	8.11%	1,320,606	22,694	6.97%
Other assets	78,859			59,480
Less: allowance for possible loan losses	(14,170)			(13,007)
Total average assets	$1,775,397			$1,367,079

Liabilities and Stockholders' Equity
Interest-bearing deposits (6)	$1,117,714	10,516	3.82%	$864,046	5,397	2.53%
FHLB advances and other borrowings	277,361	3,141	4.59%	206,738	1,222	2.40%
Subordinated debt	5,000	98	7.82%	5,000	73	5.92%
Junior subordinated debentures	96,913	1,741	7.18%	71,139	1,000	5.70%
Total interest-bearing liabilities	1,496,988	15,496	4.19%	1,146,923	7,692	2.72%
Demand deposits	161,937			125,546
Other liabilities	14,595			9,295
Total average liabilities	1,673,520			1,281,764
Preferred stock equity	9,665			-
Common stock equity, net of
cumulative other comprehensive loss	92,212			85,315
Stockholders' equity	101,877			85,315
Total liabilities and stockholders' equity	$1,775,397			$1,367,079

Net interest spread (7)			3.92%			4.25%
Net interest margin (8)		$18,751	4.45%		$15,002	4.61%

Return on Average Assets			0.95%			1.31%
Return on Average Common Equity			18.30%			21.00%
Net Charge-off's/Average Gross Loans			0.00%			0.00%

(5) The yield for investment securities is based on historical amortized cost balances.
(6) Includes savings, NOW, money market, and time certificate of deposit accounts.
(7) Net interest spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(8) Net interest margin is computed by dividing net interest income by total average earning assets.